EXHIBIT 99(a)

                                                      NEWS FOR IMMEDIATE RELEASE
                                                        #22-98 NOVEMBER 18, 1998

DPS AND GMP NEGOTIATE 5.7 PERCENT INTERIM RATE SETTLEMENT

MONTPELIER, VT...The Vermont Department of Public Service and Green Mountain Power Corporation announced today they have negotiated an eight month suspension in GMP's pending rate case and a temporary 5.7 percent rate increase in the Company's rates, intended to allow time to work toward a reduction in power supply costs.

Vermont Public Service Department Commissioner Richard Sedano said the settlement "will give GMP the minimum amount of cash required for safe and reliable service during 1999 while at the same time keep maximum pressure on all parties to find a long-term fix for power cost problems. This allows GMP time to concentrate on mitigation rather than litigation."

The settlement agreement must be approved by the Vermont Public Service Board. GMP had sought a 12.9 percent rate increase beginning in January 1999. The settlement provides for a 5.7 percent rate increase on electricity consumed starting Dec.15, l998.

Under the settlement, if there is no progress on power supply negotiations intended to reduce costs and rates by Sept. 1, 1999, the current rate case will move from its "suspended" status to "active" litigation status, and the Public Service Board will issue a rate order by December 15, 1999.

GMP President and Chief Executive Officer Christopher L. Dutton said today the settlement agreement "is designed to provide additional revenues needed to give GMP the chance to accomplish the ambitious power supply contract and other internal cost reduction strategies we hope to achieve in the next twelve months. These steps are part of our overall plan to pursue aggressively all strategic options in light of our current financial condition."

GMP has said in recent months that without a rate increase for 1999, it would be forced into bankruptcy. Mr. Dutton said the "settlement does not end the Company's financial uncertainty, but it does give us breathing room to work with our suppliers to find a permanent solution on ways to lower costs."

The agreement does not involve all parties to the case; however, IBM, the largest customer of GMP and an intervenor in the rate case, joined in the negotiated agreement.



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The average bill for a GMP  residential  customer using 500 kWh in a month would increase by $3.41 per month under the temporary settlement.

The new temporary rates would be adjusted upwards to provide Green Mountain Power the capacity to finance expenditures of approximately $5.9 million relating to remediation of the Pine Street Barge Canal Superfund site in Burlington, VT should the Company sign a consent decree with the government providing for the clean-up in 1999.

Under the terms of the settlement, GMP's temporary rates could be rolled back by the Vermont Public Service Board at the end of 1999, depending on the outcome of power supply negotiations and the final resolution of the rate case.

GMP's costs have risen sharply over the past two years, Mr. Dutton said, because of increases in the price of power supplied by Hydro-Quebec. Those price increases have only partially been included in the rates the Company charges its customers, and as a result GMP's financial health has declined sharply. GMP and 14 other Vermont utilities buy power from Hydro-Quebec under long-term power contracts negotiated in l987.

"This is a good settlement for Vermont consumers," said Mr. Sedano." It should serve notice to all suppliers that Vermont is serious about the need to reduce costs and that state government is willing to work with Vermont utilities to provide an opportunity for those reductions. This is an opportunity, but not an open-ended opportunity. We are pleased to reach this rate accord with GMP and IBM. It demonstrates our resolve to reduce costs while at the same time providing GMP the time and financial ability to do this hard work," added Mr. Sedano.